Exhibit 99.1

Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact:	Ralph Finkenbrink Sr. Vice President, CFO Ph # - 727-726-0763	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Reports Record

1st Quarter Results

July 27, 2011 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended June 30, 2011 net earnings increased 48% to $5,303,000 as compared to $3,576,000 for the three months ended June 30, 2010. Per share diluted net earnings increased 47% to $0.44 as compared to $0.30 for the three months ended June 30, 2010. Revenue increased 11% to $16,634,000 for the three months ended June 30, 2011 as compared to $14,952,000 for the three months ended June 30, 2010.

“Our strong growth in earnings per share for the first quarter ended June 30, 2011 were favorably impacted by an increase in the average finance receivables and a reduction in the net charge-off rate,” stated Peter L. Vosotas, Chairman and CEO. We also recently opened our 57th branch location in Charleston, SC and continue to develop additional markets. We expect to open two additional branch locations during our second quarter, which will be located in Huntsville, AL and Dayton, OH.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeastern states. The Company presently operates 57 branch locations in both the Southeastern and the Midwestern states. The Company has approximately 12,000,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2011. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2011	2010
Revenue:
Interest and fee income on finance receivables	$16,624	$14,943
Sales	10	9

	16,634	14,952
Expenses:
Operating	6,701	6,249
Provision for credit losses	73	1,596
Interest expense	1,229	1,539
Change in fair value of interest rate swaps	—	(244)

	8,003	9,140

Operating income before income taxes	8,631	5,812
Income tax expense	3,328	2,236

Net income	5,303	$3,576

Earnings per share:
Basic	$0.46	$0.31

Diluted	$0.44	$0.30

Weighted average shares	11,651,000	11,555,000

Weighted average shares and assumed dilution	11,965,000	11,807,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30, 2011	March 31, 2011

Cash	$2,989	$2,018
Finance receivables, net	234,688	230,164
Other assets	12,223	11,461

Total assets	$249,900	$243,643

Line of credit	$116,000	$118,000
Other liabilities	12,574	10,430

Total liabilities	128,574	128,430

Shareholders’ equity	121,326	115,213

Total liabilities and shareholders’ equity	$249,900	$243,643

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	Three months ended June 30,
Portfolio Summary	2011	2010

Average finance receivables, net of unearned interest (1)	$269,138,821	$238,314,417

Average indebtedness (2)	$117,500,000	$108,246,360

Interest and fee income on finance receivables (3)	$16,623,588	$14,942,905

Interest expense	1,228,978	1,539,373

Net interest and fee income on finance receivables	$15,394,610	$13,403,532

Weighted average contractual rate (4)	23.88%	23.54%

Average cost of borrowed funds (2)	4.18%	5.69%

Gross portfolio yield (5)	24.71%	25.08%

Interest expense as a percentage of average finance receivables, net of unearned interest	1.83%	2.58%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	0.12%	2.68%

Net portfolio yield (5)	22.76%	19.82%

Marketing, salaries, employee benefits, depreciation and administrative expenses as a percentage of average finance receivables, net of unearned interest (6)	9.86%	10.39%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	12.90%	9.43%

Write-off to liquidation (8)	4.72%	6.49%

Net charge-off percentage (9)	3.62%	4.59%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Interest and fee income on finance receivables does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all automobile finance installment contracts purchased and direct consumer loans originated during the period.
(5)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Administrative expenses included in the calculation above are net of administrative expenses associated with NDS which approximated $60,000 and $58,000 for the three-month periods ended June 30, 2011 and 2010, respectively.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”):

		Delinquencies
Contracts	Gross Balance Outstanding	30 – 59 days	60 – 89 days	90 + days	Total
June 30, 2011	$375,073,481	$9,690,976	$2,286,127	$607,566	$12,584,669
		2.59%	0.61%	0.16%	3.36%

June 30, 2010	$335,892,581	9,381,762	2,728,739	754,662	12,865,163
		2.79%	0.81%	0.23%	3.83%

Direct Loans	Gross Balance Outstanding	30 – 59 days	60 – 89 days	90 + days	Total
June 30, 2011	$5,151,901	$53,069	$17,219	$92	$70,380
		1.03%	0.34%	0.00%	1.37%

June 30, 2010	$4,845,178	68,939	27,950	16,014	112,903
		1.42%	0.58%	0.33%	2.33%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
Contracts	2011	2010
Purchases	$36,462,440	$35,574,106
Weighted APR	23.78%	23.44%
Average discount	8.51%	8.91%
Weighted average term (months)	49	49
Average loan	$9,879	$9,860
Number of contracts	3,691	3,608

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